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FOR IMMEDIATE RELEASE
August 8, 2001

Contact: John Breed                      Joele Frank or Andy Brimmer
         Cooper Industries, Inc.         Joele Frank, Wilkinson Brimmer Katcher
         (713) 209-8835                  (212) 355-4449


           COOPER INDUSTRIES BOARD OF DIRECTORS REJECTS DANAHER'S
             UNSOLICITED, INADEQUATE AND CONDITIONAL PROPOSAL

              Authorizes Exploration of Strategic Alternatives

                   Postpones Special Shareholder Meeting


HOUSTON, TX, Aug. 8 -- Cooper Industries, Inc. (NYSE: CBE) today announced that its Board of Directors has determined unanimously to reject Danaher Corporation's (NYSE: DHR) unsolicited, inadequate and highly conditional proposal.

         After careful consideration of Danaher's proposal, including consultation with independent financial and legal advisors, Cooper's Board of Directors has determined that Danaher's proposal is not in the best interests of Cooper, its shareholders, employees and other constituencies. In particular, the Board noted that Danaher's unsolicited proposal is highly conditional as it presents an uncertain value based on a range of prices and is subject to due diligence. In addition, based on the advice of its financial advisor, Credit Suisse First Boston Corporation, the Cooper Board of Directors concluded that the proposal was inadequate.

         "We believe that Danaher's proposal is an attempt to coerce Cooper shareholders into accepting an opportunistic bid to acquire Cooper at a low price," said H. John Riley, Jr., chairman, president and chief executive officer of Cooper. "The value of Danaher's proposal is highly conditional. Danaher has made it clear that its proposal is very favorable to the Danaher stockholders, but our Board's responsibility is to maximize value for Cooper's shareholders."

         "We do not believe that Danaher's proposal adequately reflects, among other things, the value of Cooper's strong business platforms, global franchise, market position and portfolio of leading brand name products. Our product line breadth is unmatched by almost any other company in our industry. Our products - including such world-class brand names as Buss, B-Line, Crouse-Hinds, Halo, Menvier, McGraw-Edison, Crescent and Nicholson
- today have leading positions in the markets we serve. Danaher also has taken into consideration only nominal synergies even though previous discussions between the two companies indicated significantly higher synergistic opportunities," Mr. Riley continued.

         Cooper also announced that its Board has authorized management and its financial advisor to explore all strategic alternatives that would maximize shareholder value. These alternatives will include the exploration of mergers, sales, strategic alliances, acquisitions or other similar strategic alternatives. Cooper noted that there could be no assurance that the exploration of strategic alternatives would result in any agreement or transaction.

         Mr. Riley added, "Our Board and management have always been committed to enhancing shareholder value. We intend to continue to act responsibly to address the interests of our shareholders."

         The Cooper Board also announced the August 30th Special Meeting of Shareholders to vote on Cooper's plan to reorganize and change its place of incorporation from Ohio to Bermuda has been postponed.

         "We have concluded that no purpose is served by affording Danaher the opportunity to perpetuate misconceptions about the merits of our reincorporation. It is important that we direct our attention to exploring all strategic alternatives without the distraction of a proxy contest with Danaher," continued Mr. Riley.

         "We continue to believe that the reincorporation of Cooper would bring significant value to all of our constituencies, most importantly our shareholders. Contrary to Danaher's public statements, completion of the reincorporation would have no negative impact on Danaher's subsequent ability to acquire the Company. Should Danaher wish to unwind the reincorporation, it could do so quickly with insignificant negative tax implications," concluded Mr. Riley.

         Credit Suisse First Boston Corporation is serving as financial advisor to Cooper Industries, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

         The following letter was sent from Mr. Riley on August 8, 2001 to
H. Lawrence Culp, Jr., president and chief executive officer of Danaher
Corporation:

         August 8, 2001

         Mr. H. Lawrence Culp, Jr.
         President and Chief Executive Officer
         Danaher Corporation
         2099 Pennsylvania Avenue, N.W., 12th Floor
         Washington, D.C.  20006-1813

         Dear Larry:

         After careful consideration of Danaher's proposal, including consultation with our independent financial and legal advisors, Cooper's Board of Directors has determined that Danaher's proposal is not in the best interests of Cooper, our shareholders, employees and other constituencies.

         We believe that your unsolicited proposal is highly conditional as it presents an uncertain value based on a range of prices and is subject to due diligence. Based on the advice of our financial advisor, Credit Suisse First Boston Corporation, our Board of Directors also has concluded that the proposal is inadequate. We believe that Danaher's proposal fails to reflect, among other things, the value of Cooper's strong business platform, global franchise, market position and portfolio of leading brand name products. We believe that your proposal is an attempt to coerce Cooper shareholders into accepting an opportunistic bid to acquire Cooper at a low price.

         As we are announcing today in a press release, our Board has authorized management and its advisors to explore all strategic alternatives that would maximize shareholder value. These alternatives will include the exploration of mergers, sales, strategic alliances, acquisitions or other similar strategic alternatives. Should Danaher so desire, it may engage in this process on the same basis as other participants.

         In light of Danaher's attempt to use Cooper's plan to reincorporate in Bermuda as a public referendum on Danaher's acquisition proposal, and to ensure that we are able to focus on the exploration of strategic alternatives as well as our business and operations, Cooper has postponed its August 30th Special Meeting of Shareholders.

         Sincerely,
         /s/
         H. John Riley, Jr.
         Chairman, President and Chief Executive Officer


        Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including but not limited to: 1) the pace of recovery of the domestic economy; 2) the level of market demand for the Company's products and improvement in electronic and telecommunications sectors; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 4) competitive pressures and future global economic conditions; and 5) the ability to realize the benefits of the reorganization, if implemented.

        Further information regarding these and other risk factors is set forth in Cooper's filings with the Securities and Exchange Commission, including Cooper's Annual Report on Form 10-K.

         Cooper Industries, with 2000 revenues of $4.5 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site: www.cooperindustries.com.

Financial Teleconference and Webcast:
         Cooper will host a conference call on August 8, 2001 at 10:00 a.m. EDT to discuss this announcement. Investors, the news media, and others may listen to the teleconference by calling 212-896-6119. Please call at least 15 minutes prior to the start of the teleconference and ask to be connected to the Cooper Industries conference call. A recording of this call will be available beginning at 1:00 p.m. EDT on August 8, 2001 through 12:00 p.m. EDT on August 10, 2001 by dialing 858-812-6440, conference ID # 19516005.

         The teleconference will also be webcast at www.cooperindustries.com by clicking on an available audio link. This webcast will be archived on the Company's web site for replay purposes through 12:00 p.m. EDT on August 10, 2001. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com.

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